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In This Issue.

* Jobs Jamboree sends dollar soaring!

* And currencies & metals plunging! .

* Trade deficit soars higher!.

* Rubles & real book gains VS dollar!

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And now. Today’s A Pfennig For Your Thoughts.

Jobs Jamboree Sends The Dollar Higher!.

Marketing, 8/5/2016

Good Day. And a Marvelous Monday to you! I survived infusion confusion, and even got to celebrate a little Saturday night with friends at our neighboring City Park, listening to Steve Ewing of the Urge, entertaining us! David Bowe greets me this morning with his song: Waiting For The Man. My beloved Cardinals are fading and it looks like the playoffs are not going to be a part of their autumn. UGH! And the Rams left us, so no pro football for us this fall, I guess it’s all up to my Missouri Tigers to have a great football season.

Frank asked that I include this statement today. Earlier today, EverBank and TIAA announced an agreement for TIAA to acquire our company. This is an exciting day, as we are uniting with one of the largest and most respected financial services companies in the country. We believe this acquisition marks the start of a very promising new chapter in EverBank’s history and will position us for growth and longevity. We hope you share in our excitement today as our even brighter future begins. I encourage you to visit our “Transaction Information Room at: https://goo.gl/gSgGGx.

Well, that was quite a surprise on Friday in the Jobs Jamboree wasn’t it? Like I said on Friday, I just don’t care what the BLS says about jobs any longer. What about the 112,000 jobs the BLS added in their Birth/Death Model? Never mind that I’ve shown you previously that an independent research firm proved what I had said all along, that there were more business deaths than births, for quite a few years now, but still the BLS feels that they should add jobs preferring to ignore the writing on the wall. So, in reality, 255,000 jobs are a product of virtual reality (VR) which is a big things these days, but should it be a part of our consideration to either sell or buy investments? Not unless the investments are VR too!

So, as I said above, the Jobs Jamboree provided by the BLS, sent the currencies, and metals to the woodshed. And in a reversal of trend. The U.S. stocks rallied on the report, which they should, but had been the nature of stocks to react adversely to good data. Or. Maybe, just maybe, cause you never know, but maybe the stock jockeys are on to the BLS, and know in their heart of hearts that the report was bad. Remember how I showed you previously that from Feb through May the jobs numbers fell from the previous month? But the BLS was tired of taking the heat from Washington on that and they decided to get back to pumping the Jobs report with a lot of air. Air for the ghost jobs being added.

We have two currencies with sizeable gains VS the dollar this morning, that’s it, that’s all, that ain’t no more! The Russian ruble, and the Brazilian real, are those two currencies, and they are also the two currencies in the world that still offer you real interest rates for your deposit. Hmmm. The real also has the “host Olympic country” going for it right now. You can’t say I didn’t alert you about this bump that the real looked to have coming its way once we got close to the start of the Olympics. The Spanish peseta, the Aussie dollar (A$), the Greek drachma, the

Marketing, 8/5/2016

Chinese renminbi, and the British pound sterling all saw gains as they hosted the Olympics of the past 24 years. The only currency that didn’t see gains during their time as hosts of the Olympics was the dollar. Hmmm.

I had a cute little thought in mind here, but I have to save it for the Butler Patio.

I was reading my latest letter from James Rickards yesterday, and in it he lays out a scenario that he believes may take place soon, that may benefit the euro and yen, and push the dollar downward. So, go ahead dollar bugs, keep pushing the dollar up, that just means it will fall harder when the time comes. He does a great job of explaining why he thinks that U.S. rates are going to zero, as the pull to zero is too great to overcome right now. And sure we could see another December rate hike this year, but that’s just to build rates so they can cut them when the recession hits.

And all this time I had thought that the Bank of Japan (BOJ) was champing at the bit to implement additional stimulus measures. The BOJ minutes showed that the board is split on whether they need to add stimulus measures or not. Who knew? There are actually some BOJ members that understand that these stimulus measures are not going to amount to a hill of beans for the economy! WOW!

And I thought that investors here in the U.S. were finally getting the message that the economy is a house of cards, but I was wrong. Very wrong! So wrong, I was almost right! HA! No but seriously, the Volatility Index, the so-called fear gauge, fell Friday to a two-year low, and is close to falling below 5-year lows. So, it’s all rainbows and lollipops now, eh? Well, for those investors that believe that everything is as cool as the underside of a pillow right now in the markets, are in for a surprise when the house of cards comes tumbling down. How much longer can the Fed keep the wool pulled over the eyes of investors and the markets? I truly don’t believe it to be that much longer.

And if the Fed does hike rates in December, could we have a repeat with the markets to start 2017?

The Aussie dollar has a small gain this morning, not of the size that the ruble and real are enjoying, but a gain nonetheless. The New Zealand dollar / kiwi on the other hand is not enjoying life these days, as we draw closer to the Reserve Bank of New Zealand (RBNZ) meeting on Wednesday night (Thursday for them). It is widely expected, at this point, that the RBNZ will cut rates 25 Basis Points (1/4%). I was reading a report this weekend where the

Marketing, 8/5/2016

author believed that the RBNZ will go for the throat and cut 50 Basis Points (1/2%), and get the rate cut cycle over with. Hmmm. Very interesting, and I wouldn’t put it past RBNZ Gov. Wheeler, to do this, given his penchant for dissing kiwi strength.

The euro, being the offset to the dollar, got hit hard on Friday, and is still struggling this morning. On Friday morning, the euro was holding 1.12. This morning it is below 1.11, and trades with a 1.10 handle.. And that was after a stronger than expected Industrial Output in June for Germany, the Eurozone’s largest economy. June Output grew 0.8%, (0.7% consensus) and May’s awful print of -1.3% was revised upward, so the May print wasn’t as awful as first viewed, printing a final of -0.9%... So, taken together, the May and June Output was about flat, and that won’t help the 2nd QTR GDP calculations that are due to print later this week. Along with that second revision to 2nd QTR GDP, the Eurozone will print their June Industrial Production. So, better data here, than previously, and a chance for the euro to build on its recent strength, that was derailed by the Jobs Jamboree on Friday, but appears to be ready to resume its position higher VS the dollar.

Well, Gold really got hit hard by the markets on Friday, falling $25, and is down another $6 this morning in the early trading. You wanted an opportunity to buy at cheaper prices didn’t you? Well, here they are! I don’t believe they will be around very long, but then that’s just my opinion and I could be wrong. Ed Steer highlighted this in his Saturday letter, so I’m going to highlight it here!

The Reserve Bank of India has set up a committee to study Indian household financing patterns and why Indians spend large sums on gold.

The panel will look at various facets of household finance in India and to benchmark India’s position vis-a-vis both peer and advanced countries, the RBI said in a statement on Thursday.

The panel, headed by Tarun Ramadorai, professor of financial economics at the University of Oxford, will have representation from financial sector regulators SEBI, IRDAI, and PFRDA apart from the RBI.

It will consider “whether, how, and why the financial allocations of Indian households deviate from desirable financial allocation and behavior (for example, the large household allocation to gold).”

Pretty interesting, eh? Indian people buy large amounts of Gold, and I don’t think they need to do a survey to find the reasons why people do it. Same thing in China. These people have long been about the storage of wealth, and there’s nothing better to do that than Gold accumulation. (and Silver, but India is all about Gold)

Marketing, 8/5/2016

The U.S. Data Cupboard today has the Labor Market Conditions Index (LMCI). Which most likely will be in contrast to the BLS magical number from Friday. Last month I had a couple of people ask me what the LMCI was, so with that in mind. The Fed has a dual mandate from Congress - healthy job growth and low and stable inflation. This index goes beyond just looking at the unemployment rate and payroll jobs gains. It provides a very broad view of the labor market that the Fed watches for one of the two mandates. I look for this index to be negative. and won’t that just throw a spanner in the works for the rate hike campers?

Friday’s Data Cupboard had more than the Jobs Jamboree, it also had the June Trade Deficit. And that Trade Deficit increased to $44.5 Billion from the $41 Billion in May. A 1.9% rise in imports VS a 0.3% increase in exports were the details of the data, but the reason for this rise in the Trade Deficit? Go back and check, the dollar was stronger in June. period.

For What It’s Worth. I don’t have anything for you here today, that won’t keep me out of the doghouse, so I’ll just pass, and move along.

Currencies today 8/8/16. American Style: A$ .7635, kiwi .7125, C$ .7495, euro 1.1085, sterling 1.3065, Swiss $1.0185, . European Style: rand 13.6630, krone 8.4825, SEK 8.5790, forint 280.76, zloty 3.8650, koruna 24.3780, RUB 65.92, yen 102.30, sing 1.3483, HKD 7.7569, INR 66.80, China 6.6615, peso 18.64, BRL 3.1655, Dollar Index 96.35, Oil $42.41, 10-year 1.57%, Silver $19.72, Platinum $1,146.04, Palladium $690.28, and Gold. $1,336.50

That’s it for today. Well, we had a nice celebration for Delaney Grace’s 9th birthday on Saturday, and then I got out of there, because 8, 9-year girls were coming to our house for a swim party! Cardinals are fading and it’s sad. too talented to play like they are. I guess the office Olympics started on Friday, as the office is dressed up with flags from the different countries. I guess I’m a part of team Great Britain, but then they would have to have the para-Olympics for me to participate! That swimmer for the U.S. Katie Ledecky, was awesome last night, as she pulled away from the other swimmers, it reminded me of the pull away win for Secretariat. Michael Phelps called her a stud swimmer, and I would agree! And with that The Five Americans send us to the finish line today with their song: Western Union. that’s a foot stomping song for sure! I hope you have a Marvelous Monday and Be Good To Yourself!

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger between EverBank Financial Corp and TIAA. In connection with the Merger, EverBank Financial Corp intends to file relevant materials with the SEC, including a proxy statement on

Marketing, 8/5/2016

Schedule 14A. INVESTORS AND STOCKHOLDERS OF EVERBANK FINANCIAL CORP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING EVERBANK FINANCIAL CORP’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the documents, when filed, free of charge at the SEC’s website https://www.sec.gov. Investors and stockholders may also obtain copies of documents filed by EverBank Financial Corp with the SEC by contacting EverBank Financial Corp at Investor Relations, EverBank Financial Corp, 501 Riverside Ave. 12th Floor, Jacksonville, FL 32202, by email at scott.verlander@everbank.com, or by visiting EverBank Financial Corp’s website http://about.everbank/investors/.

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This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements, particularly those statements regarding the benefits of the proposed Merger between TIAA and EverBank Financial Corp, the anticipated timing of the transaction and the products and markets of each company, by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” “future,” “opportunity,” “will likely result” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

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A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this communication, including, but not limited to: the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect EverBank Financial Corp’s business and the price of EverBank Financial Corp Common Stock; required governmental approvals of the Merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule, and materially burdensome or adverse regulatory conditions may be imposed in connection with any such governmental approvals; EverBank Financial Corp’s stockholders may fail to approve the Merger; the parties to the Merger Agreement may fail to satisfy other conditions to the completion of the Merger, or may not be able to meet expectations regarding the timing and completion of the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Merger on EverBank Financial Corp’s business relationships, operating results, and business generally; risks that the proposed Merger disrupts current plans and operations of EverBank Financial Corp and potential difficulties in EverBank Financial Corp employee retention as a result of the Merger; risks related to diverting management’s attention from EverBank Financial Corp’s ongoing business operations; the outcome of any legal proceedings that may be instituted against EverBank Financial Corp related to the Merger Agreement or the Merger; the amount of the costs, fees, expenses and other charges related to the Merger; the ability of TIAA to successfully integrate EverBank Financial Corp’s operations, product lines, and technology; the ability of TIAA to implement its plans, forecasts, and other expectations with respect to EverBank Financial Corp’s business after the completion of the proposed merger and realize additional opportunities for growth and innovation; the impact of changes in interest rates; and political instability. For additional factors that could materially affect our financial results and our business generally, please refer to EverBank Financial Corp’s filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Neither TIAA nor EverBank Financial Corp undertakes any obligation to revise these statements following the date of this communication, except as required by law.

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Marketing, 8/5/2016

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